News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

AND DECLARES DIVIDEND

New Brunswick, New Jersey, April 20, 2023 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three and six months ended March 31, 2023.

The Company reported a 7% increase in its net income for the three months ended March 31, 2023, to $1,796,000 compared with net income of $1,679,000 for the three months ended March 31, 2022. Net income for the six months ended March 31, 2023 was $3,606,000 compared with net income of $3,372,000 for the six months ended March 31, 2022.

Basic and diluted earnings per share were $0.28 for the three months ended March 31, 2023 compared with $0.25 for the three months ended March 31, 2022. Basic and diluted earnings per share were $0.56 for the six months ended March 31, 2023 compared with $0.50 for the six months ended March 31, 2022.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.03 per share, which will be paid on May 18, 2023 to stockholders of record as of May 4, 2023.

“We are halfway through our fiscal year and are pleased to report continued strong earnings,” stated John Fitzgerald, President and Chief Executive Officer of Magyar Bancorp. “We’re seeing the benefits of our strong loan growth in the first quarter and have a robust pipeline which we expect will remain strong through the remainder of the year. Despite recent turmoil in the banking industry we grew our deposit base 5% in the first six months. Inflationary pressures and macro-economic conditions remain items we continue to focus on.  Our balance sheet is well positioned for the balance of the fiscal year.”

Results of Operations for the Three Months Ended March 31, 2023

Net income increased $117,000, or 7.0%, to $1.8 million during the three-month period ended March 31, 2023 compared with $1.7 million during the three-month period ended March 31, 2022, due to higher net interest and dividend income and other income, partially offset by higher provisions for loan loss and higher other expenses.

The Company’s net interest and dividend income increased $569,000, or 8.9%, to $6.9 million for the quarter ended March 31, 2023 from $6.4 million for the quarter ended March 31, 2022. The increase was attributable to a 24 basis point increase in the Company’s net interest margin to 3.61% for the three months ended March 31, 2023 from 3.37% for the three months ended March 31, 2022 as well as an $81.1 million increase in the average balance of loans receivable, net, between the periods.

Interest and dividend income increased $2.3 million, or 32.9%, to $9.2 million for the three months ended March 31, 2023 compared with $6.9 million for the three months ended March 31, 2022. The increase was attributable to a 113 basis point increase in the yield on interest-earning assets to 4.78% for the three months ended March 31, 2023 from 3.65% for the three months ended March 31, 2022 as well as a $29.0 million, or 3.9%, increase in the average balance of interest-earning assets. Higher balances of higher yielding loans receivable funded by lower yielding interest-earning deposits with the Federal Reserve Bank as well as higher market interest rates contributed to the increase in the Company’s interest and dividend income between periods. Partially offsetting the increases were no Paycheck Protection Program loan fees included in interest income on loans receivable for the three months ended March 31, 2023, compared with $322,000 for the three months ended March 31, 2022.

Interest expense increased $1.7 million, or 323.6%, to $2.2 million for the three months ended March 31, 2023 from $526,000 for the three months ended March 31, 2022. The cost of interest-bearing liabilities increased 133 basis points to 1.75% for the three months ended March 31, 2023 compared with 0.42% for the three months ended March 31, 2022 resulting primarily from higher market interest rates. In addition, the average balance of interest-bearing liabilities increased $24.2 million, or 4.9%, to $516.8 million from higher money market deposit account balances.

The Company’s provision for loan losses was $195,000 for the three months ended March 31, 2023 compared with $71,000 for the three months ended March 31, 2022. The higher provision for loan losses resulted from an increase in delinquent loans during the three months ended March 31, 2023. The Company recorded $102,000 in net loan charge-offs during the three months ended March 31, 2023 compared with $1,000 in net recoveries during the three months ended March 31, 2022.

Other income increased $59,000, or 10.3%, to $631,000 during the three months ended March 31, 2023 compared with $572,000 for the three months ended March 31, 2022. The increase was due to higher gains from the sale of Small Business Administration 7(a) loans, which increased $62,000 to $201,000 for the three months ended March 31, 2023 from $139,000 for the three months ended March 31, 2022.

Other expenses increased $287,000, or 6.4%, to $4.8 million during the three months ended March 31, 2023 compared with $4.5 million for the three months ended March 31, 2022. The increase was primarily attributable to higher compensation and benefit expense, which increased $289,000, or 10.7%, to $3.0 million, due to stock award and stock option expenses related to the Company’s 2022 Equity Incentive Plan and increased director fees resulting from the addition of three new Directors on September 22, 2022. Higher FDIC deposit insurance premiums, marketing, business development, and occupancy expenses were offset by lower professional fees and other expenses.

The Company recorded tax expense of $790,000 on pre-tax income of $2.6 million for the three months ended March 31, 2023, compared with $690,000 on pre-tax income of $2.4 million for the three months ended March 31, 2022. The Company’s effective tax rate for the three months ended March 31, 2023 was 30.5% compared with 29.1% for the three months ended March 31, 2022.

Results from Operations for the Six Months Ended March 31, 2023

Net income increased $234,000, or 6.9%, to $3.6 million during the six-month period ended March 31, 2023 compared with $3.4 million for the six-month period ended March 31, 2022 due to higher net interest and dividend income and other income, partially offset by higher provisions for loan loss and higher other expenses.

The Company’s net interest and dividend income increased $1.0 million, or 8.0%, to $13.8 million for the six months ended March 31, 2023 from $12.8 million for the six months ended March 31, 2022. The increase was attributable to a 16 basis point increase in the Company’s net interest margin to 3.61% for the six months ended March 31, 2023 from 3.45% for the six months ended March 31, 2022 as well as a $72.5 million increase in the average balance of loans receivable, net, between the periods.

Interest and dividend income increased $3.8 million, or 27.1%, to $17.7 million for the six months ended March 31, 2023 from $13.9 million for the six months ended March 31, 2022. The increase was attributable to an 86 basis point increase in the yield on interest-earning assets, as well as a $25.0 million, or 3.4%, increase in the average balance of interest-earning assets. Higher balances of higher yielding loans receivable funded by lower yielding interest-earning deposits with the Federal Reserve Bank as well as higher market interest rates contributed to the increase in the Company’s interest and dividend income between periods. Partially offsetting the increases were no Paycheck Protection Program loan fees included in interest income on loans receivable for the three months ended March 31, 2023, compared with $730,000 for the six months ended March 31, 2022.

Interest expense increased $2.7 million, or 249.9%, to $3.8 million for the six months ended March 31, 2023 from $1.1 million for the six months ended March 31, 2022. The cost of interest-bearing liabilities increased 106 basis points to 1.51% for the six months ended March 31, 2023 compared with 0.45% for the six months ended March 31, 2022 resulting primarily from higher market interest rates between periods. In addition, the average balance of interest-bearing liabilities increased $22.2 million, or 4.6%, to $509.4 million from higher money market account deposit account balances.

The Company’s provision for loan losses was $513,000 for the six months ended March 31, 2023 compared with $171,000 for the six months ended March 31, 2022. The higher provision for loan losses resulted from growth in the Company’s loan portfolio and an increase in delinquent loans during the six months ended March 31, 2023. The Company recorded $102,000 in net loan charge-offs during the six months ended March 31, 2023 compared with $54,000 in net recoveries during the six months ended March 31, 2022.

Other income increased $7,000, or 0.6%, to $1.2 million during the six months ended March 31, 2023 and March 31, 2022. Higher interest rate swap fees during the six months ended March 31, 2023 offset lower gains on the sale of Small Business Administration 7(a) loans and lower service charge income.

Other expenses increased $249,000, or 2.7%, to $9.4 million during the six months ended March 31, 2023 from $9.1 million during the six months ended March 31, 2022. The increase was primarily attributable to higher compensation and benefit expense, which increased $411,000, or 7.6%, to $5.8 million, due to stock award and stock option expenses related to the Company’s 2022 Equity Incentive Plan and increased director fees resulting from the addition of three new Directors on September 22, 2022. Higher occupancy expenses, FDIC deposit insurance premiums, marketing, and business development expenses were more than offset by lower professional fees.

The Company recorded tax expense of $1.6 million on pre-tax income of $5.2 million for the six months ended March 31, 2023, compared with $1.4 million on pre-tax income of $4.7 million for the six months ended March 31, 2022. The Company’s effective tax rate for the six months ended March 31, 2023 was 30.3% compared with 29.6% for the six months ended March 31, 2022.

Balance Sheet Comparison

Total assets increased $41.3 million, or 5.2%, to $839.9 million at March 31, 2023 from $798.5 million at September 30, 2022. The increase was attributable to higher balances of loans receivable, net of allowance for loan loss, partially offset by lower interest-earning deposits with banks and investment securities.

Cash and interest-earning deposits with banks decreased $5.5 million, or 17.8% to $25.4 million at March 31, 2023 from $30.9 million at September 30, 2022 resulting primarily from deployment of these funds into loans receivable during the six months ended March 31, 2023.

At March 31, 2023, investment securities totaled $98.9 million, reflecting a decrease of $2.0 million, or 2.0%, from September 30, 2022. The Company did not purchase or sell any new investment securities during the six months ended March 31, 2023. The decrease resulted from payments from mortgage-backed securities totaling $2.3 million during the six months while the market value of the Company’s available-for-sale investment securities increased by $303,000. There were no other-than-temporary-impairment charges for the Company’s investment securities for the six months ended March 31, 2023.

Total loans receivable increased $48.0 million, or 7.6%, to $676.9 million at March 31, 2023 from $628.9 million at September 30, 2022. The increase in total loans receivable during the six months ended March 31, 2023 occurred in commercial real estate loans, which increased $49.5 million, one-to four-family residential real estate loans (including home equity lines of credit), which increased $7.6 million, and construction loans, which increased $4.2 million. Partially offsetting these increases were commercial business loans, which decreased $12.7 million and other loans, which decreased $562,000 during the quarter.

Total non-performing loans decreased $504,000, or 12.9%, to $3.4 million at March 31, 2023 during the three months ended March 31, 2023, but have increased $560,000 from $2.8 million at September 30, 2022. One commercial real estate loan totaling $388,000 and one residential mortgage loans totaling $172,000 accounted for the increase in non-performing loans during the six months ended March 31, 2023. The ratio of non-performing loans to total loans increased to 0.50% at March 31, 2023 from 0.45% at September 30, 2022.

The allowance for loan losses increased $411,000 during the six months ended March 31, 2023 to $8.8 million. Growth in the Company’s loan portfolio and an increase in delinquent and non-performing loans accounted for the increase in the Company’s allowance for loan loss.

The allowance for loan losses as a percentage of non-performing loans decreased to 260.5% at March 31, 2023 from 297.5% at September 30, 2022. The Company’s allowance for loan losses as a percentage of total loans was 1.31% at March 31, 2023 compared with 1.34% at September 30, 2022. Future increases in the allowance for loan losses may be necessary based on possible future increases in non-performing loans and charge-offs, the possible deterioration of collateral values, and the possible deterioration of the current economic environment.

Other real estate owned increased $10,000, or 3.6%, to $291,000 at March 31, 2023 from capital improvements to one property in order to market it for sale. The property was under contract for sale at March 31, 2023.

Total deposits increased $30.2 million, or 4.5%, to $697.9 million at March 31, 2023 from $667.7 million at September 30, 2022. The inflow in deposits occurred in money market accounts, which increased $20.2 million, or 9.1%, to $242.4 million, in non-interest bearing checking accounts, which increased $15.6 million, or 8.6%, to $198.0 million, and in certificates of deposit (including individual retirement accounts), which increased $7.1 million, or 8.6%, to $89.7 million. Partially offsetting these increases were decreases in savings accounts, which decreased $9.4 million, or 11.5%, to $72.4 million and in interest-bearing checking accounts (NOW), which decreased $3.3 million, or 3.4%, to $95.3 million. Included in the Company’s total deposits was an estimated $101.4 million that exceeded the Federal Deposit Insurance Corporation’s insurance coverage limit of $250,000.

Borrowings increased $9.9 million, or 63.4%, to $25.5 million at March 31, 2023 from $15.6 million at September 30, 2022. The Company borrowed $13.0 million in term advances and repaid $3.1 million in matured advances from the Federal Home Loan Bank of New York during the six months to fund a portion of its loan originations.

The Company’s book value per share increased to $15.12 at March 31, 2023 from $14.60 at September 30, 2022. The increase was due to the Company’s results from operations, partially offset by $0.14 in dividends paid and 56,338 shares repurchased during the six months ended March 31, 2023 at an average share price of $12.85.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of non-performing loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2023	2022	2023	2022

Income Statement Data:
Interest and dividend income	$9,174	$6,903	$17,676	$13,912
Interest expense	2,228	526	3,838	1,097
Net interest and dividend income	6,946	6,377	13,838	12,815
Provision for loan losses	195	71	513	171
Net interest and dividend income after
provision for loan losses	6,751	6,306	13,325	12,644
Non-interest income	631	572	1,229	1,222
Non-interest expense	4,796	4,509	9,379	9,130
Income before income tax expense	2,586	2,369	5,175	4,736
Income tax expense	790	690	1,569	1,364
Net income	$1,796	$1,679	$3,606	$3,372

Per Share Data:
Net income per share-basic	$0.28	$0.25	$0.56	$0.50
Net income per share-diluted	$0.28	$0.25	$0.56	$0.50
Book value per share, at period end	$15.12	$14.00	$15.12	$14.00

Selected Ratios (annualized):
Return on average assets	0.87%	0.84%	0.88%	0.85%
Return on average equity	7.22%	6.84%	7.09%	6.72%
Net interest margin	3.61%	3.37%	3.61%	3.45%

	March 31,	September 30,
	2023	2022
	(Dollars in Thousands)
Balance Sheet Data:
Assets	$839,857	$798,543
Total loans receivable	676,930	628,904
Allowance for loan losses	8,844	8,433
Investment securities - available for sale, at fair value	9,158	9,229
Investment securities - held to maturity, at cost	89,722	91,646
Deposits	697,891	667,733
Borrowings	25,534	15,625
Shareholders' Equity	101,165	98,502

Asset Quality Data:
Non-performing loans	$3,395	$2,835
Other real estate owned	291	281
Total non-performing assets	$3,686	$3,116
Allowance for loan losses to non-performing loans	260.50%	297.46%
Allowance for loan losses to total loans receivable	1.31%	1.34%
Non-performing loans to total loans receivable	0.50%	0.45%
Non-performing assets to total assets	0.44%	0.39%
Non-performing assets to total equity	3.64%	3.16%